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                                UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
           SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
          SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 1-12740

                           NEW WEST EYEWORKS, INC.
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             (Exact name of registrant as specified in its charter)

         2104 West Southern Avenue, Tempe, Arizona 85282, (602) 438-1330
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      Common Stock, $0.01 par value per share
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              (Title of each class of securities covered by this Form)

                                   None
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             (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      /x/       Rule 12h-3(b)(1)(i)      /x/
     Rule 12g-4(a)(1)(ii)     /_/       Rule 12h-3(b)(1)(ii)     /_/
     Rule 12g-4(a)(2)(i)      /_/       Rule 12h-3(b)(2)(i)      /_/
     Rule 12g-4(a)(2)(ii)     /_/       Rule 12h-3(b)(2)(ii)     /_/
                                        Rule 15d-6               /_/

    Approximate number of holders of record as of certification or notice date:

     One (1) holder of Common Stock
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Pursuant to the requirements of the Securities Exchange Act of 1934, New
West Eyeworks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     NEW WEST EYEWORKS, INC.

Dated:    October 23, 1998           By:  /s/   Barry J. Feld

                                     ---------------------------
                                     Name:     Barry J. Feld
                                     Title:    President